Exhibit 21.1

I.D. SYSTEMS, INC.
LIST OF SUBSIDIARIES

Name	Jurisdiction of Formation

Asset Intelligence, LLC	Delaware

I.D. Systems, GmbH	Germany

I.D. Systems (UK) Ltd (formerly Didbox Ltd.)	United Kingdom